Exhibit 10.2

September 20, 2013

John Poyhonen

6645 Santolina Court

San Diego, CA 92130

Dear John:

This letter will reflect the terms of your ongoing employment with Senomyx, Inc. (the “Company”) following your promotion to the position of Chief Executive Officer of the Company following the retirement of Kent Snyder.  Following your promotion, you will also continue to serve as the Company’s President.  The following terms apply and will constitute your employment agreement with the Company (the “Agreement”).

1.                                      EMPLOYMENT.

1.1          Term.  The term of this Agreement shall begin on your first day in your new role as Chief Executive Officer, currently anticipated to be on or about January 2, 2014 (your “Promotion Date”), and shall continue until terminated in accordance with Section 4 herein.

1.2          Title.  You shall have the title of President and Chief Executive Officer and shall report to the Company’s Board of Directors (the “Board”).  You shall serve in such other capacity or capacities as the Company may from time to time prescribe.

1.3          Duties.  You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and Chief Executive Officer, consistent with the bylaws of the Company.  As a Company employee, you will be expected to comply with Company policies and acknowledge in writing that you have read the Company’s Employee Handbook.  The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

1.4          Location.  Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

2.                                      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1          Loyalty.  During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

2.2          Covenant not to Compete.  Except with the prior written consent of the Company’s Board, you will not, while employed by the Company, or during any period during which you are receiving compensation or any other consideration from the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3          Agreement not to Participate in Company’s Competitors.  During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.                                      COMPENSATION.

3.1          Base Salary.  The Company shall pay you a base salary of five hundred thousand dollars ($500,000) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy.

3.2          Bonus.  In addition to your base salary, you will be eligible to receive an annual discretionary bonus as determined by the Board. The target bonus payout will be equal to sixty percent (60%) of your then current base salary based upon your performance against specific milestones to be defined by the Company. In addition to the compensation set forth above, you will be eligible for your cash incentive bonus under the Company’s 2013 Executive Bonus Plan (the “2013 Bonus Plan”), based on your target bonus of 45% of your base salary (as in effect for the 2013 calendar year). The determination of the actual bonus under the 2013 Bonus Plan, if any, remains subject to the final determination by the Compensation Committee of the Board (the “Committee”) of the Company’s corporate goal achievement as well as the Committee’s discretionary authority under the 2013 Bonus Plan; but in any event will be determined for you using the same methodology applied to all of the Company’s officers (other than the target bonus amount). We anticipate that this will occur during the first quarter of 2014 and your bonus will be paid to you at the same time as bonuses, if any, are paid to the Company’s other officers.

3.3          Stock Options.  You shall be granted, pursuant to the terms of the Company’s  then applicable equity incentive plan (the “Plan”), an option to purchase up to five-hundred thousand (500,000) shares of the common stock of the Company (the “Option”).  In accordance with the Company’s Stock Option Grant Policy, the Option shall be granted effective as of the first 15th of the month following your Promotion Date (the “Grant Date”).  The Option shall be an incentive stock option to the extent permitted by applicable Federal income tax law.  The exercise price of the Option will be equal to the fair market value of the common stock of the Company on the Grant Date (determined in accordance with the terms of the Plan). The Option will vest over four (4) years so long as you provide service to the company in accordance with the Plan, with twenty-five percent (25%) of the total shares subject to the Option vesting at the end of the one-year anniversary of the Grant Date and thereafter an additional 1/48th of the total shares subject to the Option vesting on each one-month anniversary of the one-year anniversary of the Grant Date.  The Option will be governed by a separate Stock Option Agreement and the Plan.

3.4          Employment Taxes.  All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5          Vacation; Benefits.  You will be entitled to up to thirty (30) days of Paid Time Off per year.  In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in other benefits plans made available to the Company’s management employees.

4.                                      TERMINATION.

4.1          Termination By the Company.  Your employment with the Company may be terminated under the following conditions:

4.1.1       Termination for Death or Disability.  Your employment with the Company shall terminate effective upon the date of your death or Complete Disability.  “Complete Disability” shall mean the inability of you to perform your duties under this Agreement because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term Complete Disability shall mean the inability of the you to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least ninety (90) days during any twelve (12) month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.  If your employment shall be terminated by death or Complete Disability, the Company shall pay to you, and/or your heirs, your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you and/or your heirs under this Agreement.

4.1.2       Termination by the Company For Cause.  The Company may terminate your employment under this Agreement for Cause.  “Cause” for the Company to terminate your employment shall mean the occurrence of any of the following events:

(i)            your substantial and repeated failure to satisfactorily perform your job duties which in the reasonable good faith determination of the Company demonstrates gross unfitness to serve the Company, such as continued flagrant absences from the Company and demonstrable and substantial lapses of duty;

(ii)           your refusal or failure to follow lawful directions of the Board;

(iii)         your conviction of a felony or a crime involving moral turpitude;

(iv)          your engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Section 5 hereof or your Proprietary Information and Inventions Agreement with the Company; or

(v)           your commission of any fraud against the Company, its Affiliates, employees, agents, collaborators or customers or use or intentional appropriation for your personal use or benefit of any funds or properties of the Company.

If your employment shall be terminated by the Company for Cause, the Company shall pay the your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you under this Agreement.

4.1.3       Termination by the Company Without Cause.  You shall be an at-will employee.  The Company may terminate your employment under this Agreement at any time and for any reason or no reason.  However, if the Company terminates your employment without Cause (i) the Company shall pay you your base salary and accrued and unused vacation earned through the date of termination at the rate then in effect, less standard deductions and withholdings and (ii) the Company shall continue to pay to you as severance, on the Company’s regular pay days and in accordance with the Company’s normal payroll practices, your base salary then in effect for a period of twelve (12) months following the date of termination (subject to any delay in payment described below), less standard deductions and withholdings; provided that in order to be eligible for said severance payments pursuant to the foregoing clause (ii) you shall be required to execute and deliver to the Company a release of claims substantially in the form of Exhibit A (the “Release”) within the time period specified therein, but in no event later than forty-five days following your termination of employment and you shall not be eligible to receive any such severance payment or acceleration until the date on which said release shall become effective (the “Release Effective Date”).  Notwithstanding any other payment schedule set forth in this Agreement, none of the payments described in this Section 4.1.3 (the “Severance Benefits”) will be paid or otherwise delivered prior to the Release Effective Date.  On the first regular payroll pay day following the Release Effective Date, the Company will pay you the Severance Benefits you would otherwise have received under this Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.

4.2          Termination By You.  As an at-will employee, you may resign your employment at any time.  You agree to give the Company thirty (30) days advance written notice of any such resignation, delivered to the Board.  Subject to the terms of that certain Amended and Restated Change in Control Agreement dated December 31, 2008, as amended from time to time(the “Change in Control Agreement”), upon such resignation, the Company shall pay you your base salary and accrued and unused vacation earned through the date upon which the Company, in its sole discretion, accepts such resignation, and you shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement.

4.3          Termination by Mutual Agreement of the Parties.  Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing.  Any such termination of employment shall have the consequences specified in such writing.

4.4          Survival of Certain Provisions.  Sections 2.2 and 5 shall survive the termination of this Agreement.

4.5          Application of Section 409A.  Notwithstanding anything to the contrary set forth herein, any Severance Benefits that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in

Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

5.                                      CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1          As a condition of employment you agree to abide by the Company’s standard Proprietary Information and Inventions Agreement.

5.2          While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.                                      ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                                      CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.                                      INTEGRATION.

This Agreement, including the Change in Control Agreement, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto, including, without limitation, that certain Employment Letter Agreement dated September 8, 2003 by and between you and the Company. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement, the Proprietary Information and Inventions Agreement controls.

9.                                      AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

10.                               WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.                               SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

12.                               INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement.  The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.                               REPRESENTATIONS AND WARRANTIES.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

14.                               COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.                               LITIGATION COSTS.

Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party hereto prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party’s attorney’s fees in such action.

If you accept the terms described above, please sign and date this letter in the space provided below and return it to me no later than September 23, 2013.

Sincerely,

Senomyx, Inc.

By:	/s/ KENT SNYDER

Name:	Kent Snyder

Title:	Chief Executive Officer and Chairman of the Board

Agreed and Accepted:

/s/ JOHN POYHONEN
JOHN POYHONEN

Dated:	September 20, 2013

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in section 4.1.3 of the ongoing employment letter, dated September 20, 2013, between Senomyx, Inc. (the “Company”) and John Poyhonen (“Employee”), to which this form is attached, Employee hereby furnishes the Company with the following release and waiver.

Employee hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Employee’s employment termination date with respect to any claims relating to Employee’s employment and the termination of Employee’s employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Federal Americans with Disabilities Act or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.  Notwithstanding the above, this Release and Waiver does not release any claims Employee may have (i) for indemnification pursuant to and in accordance with the applicable statutes and the applicable terms of the charters, articles of incorporation or bylaws of the Company or under any indemnification agreements or insurance coverage, (ii) in vested pension and retirement benefits under the terms of qualified employee pension benefit plans, (iii) for accrued benefits under the terms of applicable employment agreements or employee benefit plans, and (iv) for any claims under any state Workers’ Compensation laws and any state unemployment benefits laws.

Employee also acknowledges that Employee has read and understood Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims Employee may have against the Company.

Employee acknowledges that, among other rights, Employee is waiving and releasing any rights Employee may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled as an employee of the Company.  Employee further acknowledges that Employee has been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this release and waiver is executed; (b) Employee has the right to consult with an attorney prior to executing this release and waiver (although Employee may choose voluntarily not to do so); and (c) if on the date of execution of this release and waiver Employee is age 40 or older, then (I) Employee has twenty-one (21) days from the date Employee receives this release and waiver, in which to consider this release and waiver (although Employee may choose voluntarily to execute this release and waiver earlier); and (II) Employee has seven (7) days following the execution of this release and waiver to revoke Employee’s consent to this release and waiver.  This release and waiver shall be effective as of the date of execution hereof; provided that if on the date of execution of this release and waiver Employee is age 40 or older, then this release and waiver shall not be effective until the foregoing seven (7) day revocation period has expired.  The date as of which this release and waiver is effective as aforesaid shall be deemed the “Effective Date” hereof.

Date:	September 23, 2013	By:	/s/ JOHN POYHONEN
John Poyhonen